STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                             DO GROUP HOLDING, INC.,

                                 DAVID KEBRDLE,

                                MARY M. KEBRDLE,

                               MARTHA S. FEDERICO,

                           ESTATE OF CHESTER E. DEKKO,

                                 DENNIS KEBRDLE,

                                DOMENIC FEDERICO,

                                       AND

                                 MITY-LITE, INC.



                                 March 17, 2000





                           STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is entered into effective as of March 17, 2000, by and among (i) DO Group Holding, Inc., a Utah corporation ("Holding"), (ii) David Kebrdle, Mary M. Kebrdle, Martha S. Federico, and the Estate of Chester E. Dekko (referred to herein, collectively, as the "Majority Shareholders" and, individually, as a "Majority Shareholder"), (iii) David Kebrdle, Dennis Kebrdle, and Domenic Federico (referred to herein, collectively, as the "Operating Personnel"), and (iv) Mity-Lite, Inc., a Utah corporation ("Mity-Lite"). Holding, the Majority Shareholders, the Operating Personnel and Mity-Lite are referred to herein, collectively, as the "Parties" and, individually, as a "Party."

                           RECITALS:

     A. WHEREAS, by that certain Contribution Agreement dated as of March 24, 1997 (the "Contribution Agreement"), entered into by and among (i) the Majority Shareholders, (ii) Dennis Kebrdle and Domenic Federico, (iii) ChiCol Group, Inc., an Ohio corporation ("ChiCol"), Sican II Corp., a Delaware corporation ("Sican II"), Sican Corp., a Delaware corporation ("Sican"), Holding, DO Group, Inc., a Delaware corporation ("DO Group"), and (iv) Mity-Lite, the parties thereto entered into the transactions contemplated thereby (the "1997 Transaction");

     B. WHEREAS, pursuant to the Contribution Agreement and in connection with the 1997 Transaction, among other things, the Majority Shareholders were issued all of the authorized shares of Holding Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), as listed next to each Majority Shareholder's name on Exhibit "A" attached hereto;

     C. WHEREAS, among other things, the Contribution Agreement provides that the Class A Common Stock shall, upon certain conditions, be convertible by the Majority Shareholders (the "Conversion Right") into a total of 115,000 (172,500 after adjusting for the 3-for-2 stock split effected as a dividend declared August 25, 1999 and distributed September 23, 1999) shares of Mity-Lite's restricted Common Stock, $0.01 par value per share (the "Mity-Lite Common Stock");

     D. WHEREAS, as contemplated by the Contribution Agreement and in connection with the 1997 Transaction, the Majority Shareholders and Mity-Lite entered into a Shareholders Agreement dated March 24, 1997 that governs certain aspects of their relationship, including, but not limited to, certain corporate governance issues affecting Holding and restrictions on the transfer of the Class A Common Stock (the "Shareholders Agreement");

     E. WHEREAS, as contemplated by the Contribution Agreement and in connection with the 1997 Transaction, Mity-Lite and Dennis Kebrdle, David Kebrdle, Domenic Federico, ChiCol, Sican II, and DO Group entered into a Put Agreement dated March 24, 1997 (the "Put Agreement") that grants Mity-Lite the right to require any or all of the DO Group Parties (as that term is defined in the Put Agreement) to acquire shares of DO Group, Inc. from Mity-Lite, which Put Agreement the Parties now desire to terminate;

     F. WHEREAS, as contemplated by the Contribution Agreement and in connection with the 1997 Transaction, Mity-Lite and the Majority Shareholders entered into a Registration Rights Agreement dated March 24, 1997 (the "Registration Rights Agreement") that grants the Majority Shareholders the right to require Mity-Lite to register under the Securities Act the Mity-Lite Common Stock issued upon the exercise by the Majority Shareholders of the Conversion Right, which Registration Rights Agreement the Parties now desire to terminate;

     G. WHEREAS, the Majority Shareholders now desire to sell and transfer to Mity-Lite the Class A Common Stock in exchange for the Mity-Lite Common Stock and/or cash, as set forth herein, and, in addition and in connection therewith, to terminate the Escrow Agreement dated March 24, 1997; and the Shareholders Agreement;

     H. WHEREAS, Mity-Lite, the Operating Personnel, DO Group, ChiCol and Sican II desire to enter into a new put agreement dated as of the date hereof (the "New Put Agreement");

     I. WHEREAS, Mity-Lite and the Majority Shareholders desire to enter into a new Registration Rights Agreement covering the Mity-Lite Common Stock (the "New Registration Agreement") on terms substantially identical to the terms of the Registration Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

     1.   DEFINITIONS.

          "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liability, obligations, Tax, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

          "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of applicable state, local, or foreign law.

          "Agreement" has the meaning set forth in the introductory paragraph above.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "ChiCol" has the meaning set forth in Recital A above.

          "ChiCol Common Stock" means the 300 shares of ChiCol Common Stock, no par value per share, owned by Holding.

          "Class A Common Stock" has the meaning set forth in Recital B above.

          "Closing" has the meaning set forth in Section 2.3 below.

          "Closing Date" has the meaning set forth in Section 2.3 below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the businesses, assets, Intellectual Property or affairs of Holding that is not already generally available to the public.

          "Contribution Agreement" has the meaning set forth in Recital A above.

          "DO Group" has the meaning set forth in Recital A above.

          "Employee Benefit Plan" means any (a) nonqualified, deferred compensation or retirement plan or arrangement that is a Employee Pension Benefit Plan, (b) qualified, defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified, defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or fringe benefit plan or program.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

          "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law relating to public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each in effect on or prior to the Closing Date.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" has the meaning set forth in Section 7.1.12 below.

          "Financial Statements" has the meaning set forth in Section 4.2.7 below.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "Holding" has the meaning set forth in the introductory paragraph above.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and information, pricing and cost information, and financial business and marketing data plans and proposals), (f) all computer software (including data and related documentation), (g) all other intellectual property rights, and
(h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" means actual knowledge after reasonable investigation.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Majority Shareholder" and "Majority Shareholders" have the meanings set forth in the preface above.

          "Majority Shareholders' Disclosure Schedule" has the meaning set forth in Section 4.1 below.

          "Mity-Lite" has the meaning set forth in the introductory paragraph above.

          "Mity-Lite Common Stock" has the meaning set forth in Recital C above.

          "Most Recent Fiscal Year End" has the meaning set forth in Section
4.2.7 below.

          "New Registration Agreement" has the meaning set forth in Recital H above.

          "Operating Personnel" has the meaning set forth in the introductory paragraph above.

          "Operating Personnel Disclosure Schedule" has the meaning set forth in Section 4.2 below.

          "Options" has the meaning set forth in Section 8.2 below.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and consistent with such actions and conduct as a reasonably prudent person would take in connection with the administration of his or her own business and as are customary in the industry in which the applicable entity operates.

          "Party" or "Parties" has the meaning set forth in the introductory paragraph above.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Put Agreement" has the meaning set forth in Recital E above.

          "Registration Rights Agreement" has the meaning set forth in Recital F above.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shareholders Agreement" has the meaning set forth in Recital D above.

          "Sican" has the meaning set forth in Recital A above.

          "Sican II" has the meaning set forth in Recital A above.

          "Sican II Common Stock" means the 400 shares of Sican II Common Stock, no par value per share, owned by Holding.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, claim, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens not yet due and payable, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Subsidiary" and "Subsidiaries" means any corporation, partnership, joint venture, limited liability company, association, or other entity with respect to which a specified Person (or a Subsidiary thereof) has the power to direct or cause the direction of the affairs or management of another Person whether through the ownership of voting securities, as trustee, by contract or otherwise, including ownership of a majority of the common stock or the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Termination Agreement" means the Termination Agreement attached hereto as Exhibit "D".

          "Term Loan Agreement" means the Term Loan Amendment Agreement attached hereto as Exhibit "C".

          "1997 Transaction" has the meaning set forth in Recital A above.


     2.   AGREEMENT TO PURCHASE  THE CLASS A COMMON STOCK; NET EXERCISE OF
OPTIONS.

          2.1 Agreement of the Majority Shareholders. On and subject to the terms and conditions of this Agreement, the Majority Shareholders agree to transfer and deliver to Mity-Lite at the Closing the Class A Common Stock in exchange for the Mity-Lite Common Stock and/or cash, which Mity-Lite Common Stock and/or cash shall be issued to the Majority Shareholders in the amounts and proportion to their respective holdings of Class A Common Stock, as set forth on Exhibit "A" attached hereto.

          2.2 Agreement of Mity-Lite. On and subject to the terms and conditions of this Agreement, and in consideration for the transfer and delivery of the Class A Common Stock to Mity-Lite by the Majority Shareholders, at the Closing Mity-Lite agrees to issue the Mity-Lite Common Stock or pay cash to the Majority Shareholders in the amounts and in proportion to their respective holdings of Class A Common Stock, as set forth on Exhibit "A" attached hereto.

          2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney, L.L.P., at 170 South Main Street, 950 Wells Fargo Plaza, Salt Lake City, Utah, commencing at 12:01 a.m. local time on April 1, 2000, or such other date as the Parties may mutually determine (the "Closing Date").

          2.4  Deliveries at the Closing.

               2.4.1 At the Closing, the Majority Shareholders and/or the Operating Personnel (with the joint instruction of Mity-Lite) will cause U.S. Bank Trust Company (or its successor), as escrow agent under that certain Escrow Agreement dated March 24, 1997 to deliver to Mity-Lite the Class A Common Stock and the Majority Shareholders and/or the Operating Personnel shall deliver to Mity-Lite, Inc. various certificates, instruments, and documents referred to in Section 7.1 below.

               2.4.2 At the Closing, Mity-Lite will deliver to each of the Majority Shareholders the various certificates, instruments, documents and payments referred to in Section 7.2 below.

          2.5 Net Exercise of Options. At the Closing, the Operating Personnel will provide Mity-Lite with a notice of exercise of the stock options granted to them by Mity-Lite as part of the 1997 Transaction. Mity-Lite agrees that, notwithstanding the terms of the Non-Qualified Stock Option Agreements between Mity-Lite and the Operating Personnel, such options will vest and become exercisable at the Closing on the Closing Date, and the shares issued to the Operating Personnel shall be subject to an S-8 Registration Statement filed by Mity-Lite. The Operating Personnel will exercise such options by surrendering the right to purchase that number of shares issuable upon such exercise equal in fair market value (as determined below) to the aggregate exercise price plus the amount of taxes attributable to the Operating Personnel's exercise of such options. For purposes of this
Section 2.5, the fair market value per share of the shares issuable upon exercise of the referenced options including the shares issuable upon exercise of the options to be surrendered as described above shall be equal to the average closing price of Mity-Lite's common stock as reported on the Nasdaq Stock Market for the 20-trading days prior to February 16, 2000.

     3. REPRESENTATIONS AND WARRANTIES OF MITY-LITE. Mity-Lite represents and warrants to each of the Majority Shareholders and the Operating Personnel that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).


          3.1 Organization of Mity-Lite. Mity-Lite is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah.

          3.2 Authorization of Transaction. Mity-Lite has all necessary power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mity-Lite, the performance by Mity-Lite of its obligations hereunder, and the consummation by Mity-Lite of the transactions contemplated hereby have been duly authorized by all requisite action by Mity-Lite and its Board of Directors. This Agreement has been duly executed and delivered by Mity-Lite and constitutes a legal, valid, and binding obligation of Mity-Lite, enforceable in accordance with its terms. Mity-Lite is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than filings required by Regulation D promulgated under the Securities Act.

          3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Mity-Lite is subject or any provision of the Articles of Incorporation or Bylaws of Mity-Lite, or (b) conflict with, result in a breach of, constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or consent, or result in the creation of any Security Interest on any of the capital stock, assets, or properties of Mity- Lite under any agreement, contract, lease, license, franchise, permit, indenture, mortgage, instrument, or other arrangement to which Mity-Lite is a party or by which it is bound or to which any of its assets are subject or affected.

          3.4 Broker's Fees. Mity-Lite has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Majority Shareholders or any of the Operating Personnel could become liable or obligated.

          3.5 Investment. Mity-Lite (a) understands that the Class A Common Stock has not been, and will not be, registered under the Securities Act, or under any state securities or "blue sky" laws, and is being, and will be, offered and exchanged for the Mity-Lite Common Stock in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Class A Common Stock solely for its own account for investment purposes and not with a view to the distribution or resale thereof,
(c) is an Accredited Investor, (d) has received certain information concerning Holding and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in acquiring and holding the Class A Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Class A Common Stock, (f) has made a thorough and complete investigation of the transactions contemplated by this Agreement as it considered necessary or deemed appropriate in the circumstances provided, however, Mity-Lite shall be entitled to rely on the representations and warranties of the Majority Shareholders and the Operating Agreement set forth herein as modified by the Operating Personnel Disclosure Schedule and the Majority Shareholders Disclosure Schedule and except for matters known to Mity-Lite prior to the Closing to be contrary to such representations and warranties, (g) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Class A Common Stock and is capable of bearing the economic risks of an investment in the Class A Common Stock, including a complete loss of such investment, and (h) is incorporated in the state indicated for notice purposes in Section 10.7 below.

          3.6 Capitalization. As of the date of this Agreement, Mity-Lite's authorized capital stock consists of (i) 10,000,000 shares of Mity-Lite Common Stock, of which 4,823,183 shares are issued and outstanding and up to 929,612 shares are reserved for issuance pursuant to various stock option plans of Mity-Lite, and (ii) 3,000,000 shares of Preferred Stock, $0.10 par value per share, of which no shares are issued and outstanding. There are no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of the Mity-Lite Common Stock in exchange for the Class A Common Stock as provided herein. In addition, the total number of shares of Holding capital stock initially authorized was 115,001. The 115,000 shares of Class A Common Stock initially issued were duly authorized and were validly issued and fully paid. The one (1) share of Class B Common Stock initially issued and outstanding was duly authorized and was validly issued and fully paid.

          3.7 Validity of Mity-Lite Common Stock. The Mity-Lite Common Stock, which will be issued in exchange for the Class A Common Stock, is duly authorized, validly issued, nonassessable, and free and clear of all liens, charges, claims, and encumbrances.

     4. REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDERS AND OF HOLDING AND THE OPERATING PERSONNEL.

          4.1 Representations and Warranties of the Majority Shareholders. Each of the Majority Shareholders severally represent and warrant to Mity-Lite that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1), except as set forth in the Majority Shareholders' disclosure schedule attached hereto (the "Majority Shareholders' Disclosure Schedule"). For all purposes of this Agreement, nothing in the Majority Shareholders' Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Section 4.1 unless the Majority Shareholders' Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The Majority Shareholders' Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4.1.

               4.1.1 Authorization of Transaction. Each of the Majority Shareholders has all necessary legal capacity, power, and authority to execute and deliver this Agreement and all other agreements and instruments to be executed and delivered in connection herewith and to perform his, her, or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other agreements and instruments to be executed in connection herewith by the Majority Shareholders, the performance by the Majority Shareholders of their obligations hereunder and thereunder, and the consummation by the Majority Shareholders of the transactions contemplated hereby have been duly authorized by all requisite action by the Majority Shareholders. This Agreement and all other agreements and instruments to be executed and delivered in connection herewith have been duly executed and delivered by the Majority Shareholders and constitute the legal, valid, and binding obligations of the Majority Shareholders, enforceable in accordance with their terms. None of the Majority Shareholders are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, government, governmental agency, or court in order to consummate the transactions contemplated by this Agreement and all other agreements and instruments to be executed in connection herewith.

               4.1.2 Noncontravention. Neither the execution and delivery of this Agreement or other agreements contemplated herein, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Majority Shareholder is subject, or (b) conflict with, result in a breach of, constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or consent, or result in the creation of any Security Interest on any of the capital stock (including the Class A Common Stock), assets, or properties of any Majority Shareholder under any agreement, contract, lease, license, franchise, permit, indenture, mortgage, instrument, or other arrangement to which any Majority Shareholder is a party or by which he or she is bound or to which any of their assets are subject or affected.

               4.1.3 Broker's Fees. No Majority Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Mity-Lite or Holding (or any of its Subsidiaries) could become liable or obligated.

               4.1.4 Investment. Each Majority Shareholder (a) understands that the Mity-Lite Common Stock has not been, and will not be, registered under the Securities Act, or under any state securities or "blue sky" laws, and is being, and will be, issued and exchanged for the Class A Common Stock in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Mity-Lite Common Stock solely for his, her, or its own account for investment purposes, and not with a view to the distribution or resale thereof, (c) is an Accredited Investor,
(d) has received certain information concerning Mity-Lite and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding the Mity-Lite Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Mity-Lite Common Stock, (f) has made a thorough and complete investigation of the transactions contemplated by this Agreement as he, she, or it considered necessary or deemed appropriate in the circumstances, (g) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Mity-Lite Common Stock and is capable of bearing the economic risks of an investment in the Mity-Lite Common Stock, including a complete loss of such investment, and (h) is a resident of or in the case of the Estate of Chester E. Dekko, the executor or personal representative is a resident of the state indicated for notice purposes in Section 10.7 below. Each Majority Shareholder understands that the Mity-Lite Common Stock may not be sold or transferred for value in the absence of an effective registration thereof under the Securities Act and any applicable state securities laws or receipt by Mity-Lite of an opinion of counsel or other evidence acceptable to Mity-Lite that such registration is not required under the Securities Act or applicable state laws and that the certificates evidencing the Mity-Lite Common Stock will bear a legend to that effect. Each Majority Shareholder hereby acknowledges receipt of copies of Mity-Lite's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1999, September 30, 1999, and December 31, 1999, and Mity-Lite's Annual Report on Form 10-K for the fiscal year ended March 31, 1999.

               4.1.5 Class A Common Stock. Each Majority Shareholder holds of record and owns beneficially the number of shares of Class A Common Stock set forth next to his, her, or its name in Section 4.1.5 of the Majority Shareholders' Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities or "blue sky" laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, puts, calls, and demands. The Class A Common Stock constitutes all of the authorized, issued, and outstanding shares of Holding's Class A Common Stock. No Majority Shareholder is a party to any option, warrant, purchase right, call, put, or other contract or commitment that could require such Majority Shareholder to sell, buy, transfer, or otherwise dispose of any of the Class A Common Stock (other than this Agreement and the Shareholders Agreement). No Majority Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Class A Common Stock (other than the Shareholders Agreement).

          4.2 Representations and Warranties of Holding and the Operating Personnel. Holding and each of its Subsidiaries (both direct and indirect) and each of the Operating Personnel severally represent and warrant to Mity-Lite that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2), except as set forth in the disclosure schedule of Holding and the Operating Personnel attached hereto (the "Operating Personnel Disclosure Schedule"). For all purposes of this Agreement, nothing in the Operating Personnel Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Section 4.2 unless the Operating Personnel Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The Operating Personnel Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.2.

               4.2.1 Authorization of Transaction. Each of the Operating Personnel has all necessary legal capacity, power, and authority to execute and deliver this Agreement and all other agreements and instruments to be executed and delivered in connection herewith and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other agreements and instruments to be executed and delivered in connection herewith by the Operating Personnel, the performance by the Operating Personnel of their obligations hereunder and thereunder, and the consummation by the Operating Personnel of the transactions contemplated hereby have been duly authorized by all requisite action by the Operating Personnel. This Agreement and all other agreements and instruments to be executed and delivered in connection herewith have been duly executed and delivered by the Operating Personnel and constitute the legal, valid, and binding obligations of the Operating Personnel, enforceable in accordance with their terms. None of the Operating Personnel are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, government, governmental agency, or court in order to consummate the transactions contemplated by this Agreement.

               4.2.2 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Operating Personnel is subject, or (b) conflict with, result in a breach of, constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice or consent, or result in the creation of any Security Interest on any of the assets or properties of Holding or any of its Subsidiaries under any agreement, contract, lease, license, franchise, permit, indenture, mortgage, instrument, or other arrangement to which any of the Operating Personnel is a party or by which any of the Operating Personnel are bound.

               4.2.3 Organization, Qualification, and Corporate Power. Except as set forth in Section 4.2.3 of the Operating Personnel Disclosure Schedule, Holding and each of its Subsidiaries is a corporation, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Holding and each of its Subsidiaries is duly licensed and qualified to conduct business and is in good standing under the laws of each jurisdiction in which the operation of its business or the ownership or leasing of its properties makes such licensing or qualification necessary and all such jurisdictions are listed on Section 4.2.3 of the Operating Personnel Disclosure Schedule. Holding and each of its Subsidiaries have all necessary corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties that it owns and uses. All of the foregoing licenses, permits, and authorizations are in full force and effect and none of the Operating Personnel have received any notice of any event, inquiry, investigation, or proceeding that could result in the suspension, revocation, or limitation of any such licenses, permits, or authorizations and, to the Knowledge of the Operating Personnel, there is no sustainable Basis for any such suspension, revocation, or limitation. Section
4.2.3 of the Operating Personnel Disclosure Schedule lists the directors and officers of Holding and each of its Subsidiaries. The Operating Personnel have delivered to Mity-Lite correct and complete copies of any minutes of the Board of Directors and shareholders of Holding and its Subsidiaries in the Operating Personnels' possession as well as any stock certificate books, and stock record books of Holding and each of its Subsidiaries in their possession. The Operating Personnel have not prepared or maintained any of the corporate records, stock books or minutes of Holding. To the Knowledge of the Operating Personnel, neither Holding nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. To the Knowledge of the Operating Personnel, all corporate actions taken by Holding and each of its Subsidiaries have been duly authorized or ratified. The Majority Shareholders and the Shareholders of Holding's Subsidiaries have taken no action to amend the bylaws or charters of Holding or the Subsidiaries since March 24, 1997.

               4.2.4 Capitalization of Holding. Holding currently has 115,001 shares of Common Stock issued and outstanding and none of said shares are held in treasury. A total of 115,000 shares of Class A Common Stock are issued and outstanding and a total of one (1) share of Class B Common Stock is issued and outstanding. All 115,000 of the issued and outstanding shares of Class A Common Stock are validly issued, fully paid, and nonassessable, and are held of record by the Majority Shareholders as set forth in Section 4.2.4 of the Operating Personnel Disclosure Schedule. The one (1) issued and outstanding share of Class B Common Stock is validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, or other contracts or commitments that could require Holding to acquire or to issue, sell, dispose of, or otherwise cause to become outstanding, any of its capital stock, or any securities or obligations convertible into or exchangeable for its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holding. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Holding.

               4.2.5 Assets of Holding. Prior to and as of the Closing, Holding will have no assets other than the ChiCol Common Stock and the Sican II Common Stock and the shares of capital stock of its other indirect Subsidiaries. Holding has had no operational activities or conducted any business since its inception and has no Liabilities or assets other than the ChiCol Common Stock, the Sican II Common Stock, and the capital stock of its other indirect Subsidiaries referenced in Section 4.2.6 below. Holding does not control, directly or indirectly, or have any direct or indirect equity ownership in any Person other than ChiCol (through the ownership of the ChiCol Common Stock), Sican II (through the ownership of the Sican II Common Stock), and its other indirect Subsidiaries (through the ownership of the capital stock thereof).

               4.2.6 Subsidiaries. Other than ChiCol, Sican II, and the other indirect Subsidiaries listed on Section 4.2.6 of the Operating Personnel Disclosure Schedule, Holding has no Subsidiaries. Section 4.2.6 of the Operating Personnel Disclosure Schedule sets forth for each of ChiCol and Sican II: (i) its jurisdiction of incorporation, (ii) the number of shares of authorized capital stock and the class thereof, (iii) the number of issued and outstanding shares of each class of capital stock, and (iv) the number of shares of capital stock held in treasury. All of the ChiCol Common Stock and the Sican II Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Holding holds of record and owns beneficially all of the ChiCol Common Stock and the Sican II Common Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities or "blue sky" laws), Taxes, Security Interests, options, warrants, purchase rights, calls, puts, contracts, commitments, equities, claims, and demands. Except for the Put Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, or other contracts or commitments that could require any of Holding, ChiCol, Sican II, or any of Holding's other indirect Subsidiaries, to acquire or to issue, sell, transfer, dispose of, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to either ChiCol or Sican II. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of ChiCol or Sican II.

               4.2.7 Financial Statements. Attached hereto as Exhibit "B" are the following financial statements (collectively, the "Financial Statements"): (i) unaudited consolidating balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the nine
(9) months ended December 31, 1999 for Holding and all of its Subsidiaries, and (ii) audited balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal year ended March 31, 1999 for DO Group (the "Most Recent Fiscal Year End"). Except as provided in Schedule 4.2.7 of the Operating Personnel Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Holding and its Subsidiaries or DO Group (as the case may be) as of such dates and the results of operations of Holding and its Subsidiaries or DO Group (as the case may be) for such periods, are correct and complete, and are consistent with the books and records of Holding or DO Group (as the case may be), which books and records are correct and complete. Except as noted in the Financial Statements as applicable or listed on Section 4.2.7 of the Operating Personnel Disclosure Schedule, Holding and each of its Subsidiaries owns or leases, and has good and marketable title to, or a valid leasehold interest in, all buildings, property, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted, located on its premises, or shown on its December 31, 1999 consolidated balance sheet, free and clear of all Security Interests except for Security Interests reflected as Liabilities on its December 31, 1999 consolidated balance sheet. Except as set forth in Section 4.2.7 of the Operating Personnel Disclosure Schedule, each such tangible asset has been maintained in accordance with normal industry practice (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently proposed to be used. Moreover, to the Knowledge of the Operating Personnel, all notes and accounts receivable of Holding and each of its Subsidiaries are reflected properly on its books and records and are valid receivables subject to no setoffs or counterclaims.

               4.2.8 Events Subsequent to Most Recent Fiscal Year End. Except (a) for the material adverse effect on the business of Holding and its Subsidiaries resulting from the acquisition of certain of the assets of C Core, Inc. by Sican, and (b) as otherwise provided in Section 4.2.8 of the Operating Personnel Disclosure Schedule, since the Most Recent Fiscal Year End there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Holding or any of its Subsidiaries, and Holding and each of its Subsidiaries has been operated in the Ordinary Course of Business.

               4.2.9 Undisclosed Liabilities. To the Knowledge of the Operating Personnel, neither Holding nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Holding or any of its Subsidiaries giving rise to any Liability), except for (a) Liabilities set forth on the face of the December 31, 1999 consolidated balance sheet of DO Group, including the notes thereto, and (b) Liabilities that have arisen after December 31, 1999 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of any contract, breach of warranty, tort, infringement, or violation of law).

               4.2.10 Legal Compliance. To the Knowledge of the Operating Personnel, Holding and each of its Subsidiaries, and each of their respective predecessors and Affiliates, have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

               4.2.11    Tax Matters.  To the Knowledge of the Operating
Personnel:

                    4.2.11.1 Holding and each of its Subsidiaries have filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Holding and each of its Subsidiaries have been paid. Neither Holding nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of Holding or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                    4.2.11.2 Holding and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                    4.2.11.3 Neither Holding or any of its Subsidiaries, nor any of their respective directors or officers (or any employees responsible for Tax matters) of Holding or any of its Subsidiaries expects that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Holding or any of its Subsidiaries either (a) claimed or raised by any authority in writing or (b) as to which Holding or any of its Subsidiaries, or any of their respective directors or officers (or any employees responsible for Tax matters) of Holding or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Holding and each of its Subsidiaries have delivered to Mity-Lite correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Holding or any of its Subsidiaries since December 31, 1995.

                    4.2.11.4 Neither Holding nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    4.2.11.5 Neither Holding nor any of its Subsidiaries have filed a consent under Code Section 341(f) concerning collapsible corporations. Neither Holding nor any of its Subsidiaries have made any payments or are obligated to make any payments, nor are any of them a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under Code Section 280G. Neither Holding nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Holding and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Holding nor any of its Subsidiaries is or has been a party to any Tax allocation or sharing agreement. Neither Holding nor any of its Subsidiaries have (a) been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was either Holding or DO Group (b) any Liability for the Taxes of any other Person.

                    4.2.11.6 The reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the DO Group consolidated balance sheet dated December 31, 1999 (including any notes thereto) reasonably reflects the unpaid and deferred Tax Liability of Holding.

               4.2.12 Real Property. To the Knowledge of the Operating Personnel, except as provided in Schedule 4.2.12 of the Operating Personnel Disclosure Schedule, since March 24, 1997, there has not been any material adverse change in any of Holding's or any of its Subsidiaries' real property or the facts represented to Mity-Lite in Section 4.16 of Contribution Agreement.
               4.2.13 Intellectual Property. To the Knowledge of the Operating Personnel, since March 24, 1997 there has not been any material adverse change in any of Holding's or any of its Subsidiaries' Intellectual Property or the facts represented to Mity-Lite in Section 4.17 of the Contribution Agreement.

               4.2.14 Contracts. Section 4.2.14 of the Operating Personnel Disclosure Schedule lists all contracts and other agreements, whether written or oral, to which Holding or any of its Subsidiaries is a party involving payments in excess of $50,000, including, but not limited to, the following:

                    4.2.14.1 Any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                    4.2.14.2 Any agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 or which was not entered into in the Ordinary Course of Business, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or result in a material loss to Holding or any of its Subsidiaries;

                    4.2.14.3 Any agreement concerning a partnership or joint venture;

                    4.2.14.4 Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) any indebtedness for borrowed money or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                    4.2.14.5 Any agreement concerning confidentiality or noncompetition;

                    4.2.14.6 Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, or employees;

                    4.2.14.7       Any collective bargaining agreement;

                    4.2.14.8 Any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing any severance benefits;

                    4.2.14.9 Any agreement under which it has advanced or loaned any amount to any of its directors, officers, or employees; or

                    4.2.14.10 Any sole source supplier contract or agreement the termination of which would cause a material adverse change in the business, financial condition, operations, results of operations, or future prospects of Holding or any of its Subsidiaries.

Holding has delivered to Mity-Lite a correct and complete copy of each written agreement listed in Section 4.2.14 of the Operating Personnel Disclosure Schedule (as each such agreement has been amended to date), along with a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.2.14 of the Operating Personnel Disclosure Schedule. Each such agreement is legal, valid, binding, enforceable, and in full force and effect, and will be legal, valid, binding, enforceable, and in full force and effect on identical terms as of the Closing with respect to all parties thereto. No major customer of Holding or any of its Subsidiaries has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from Holding or any of its Subsidiaries (as the case may be).

               4.2.15 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Holding or any of its Subsidiaries.

               4.2.16 Insurance. Holding has previously made available to Mity-Lite copies of all policies of, and binders evidencing, life, fire, workmen's compensation, product liability, general liability, and other forms of insurance owned or maintained by Holding or any of its Subsidiaries. Such policies are in full force and effect and neither Holding nor any of its Subsidiaries is in default under any of such policies to such an extent that any such default would have a material adverse effect on the financial condition of Holding or any of its Subsidiaries. Such policies provide insurance coverage (i) adequate to comply with all requirements of applicable law and (ii) in an amount that Holding deems adequate and sufficient for its purposes.

               4.2.17 Litigation. Section 4.2.17 of the Operating Personnel Disclosure Schedule sets forth each instance in which Holding or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or, to the Knowledge of the Operating Personnel, Holding or any of its Subsidiaries or any of the directors or officers thereof has been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator in each case which could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Holding or any of its Subsidiaries. To the Knowledge of the Operating Personnel, neither Holding or any of its Subsidiaries, nor any of the directors or officers (and employees with responsibility for litigation matters) of Holding or any of its Subsidiaries, has any Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Holding or any of its Subsidiaries.

               4.2.18 Product Warranty. Section 4.2.18 of the Operating Personnel Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Holding and each of its Subsidiaries, including the terms and conditions of all product warranties offered. The product warranties set forth in Section 4.2.18 of the Operating Personnel Disclosure Schedule accurately reflect all warranties that to the Knowledge of the Operating Personnel have ever been, or that are currently being, offered by Holding or any of its Subsidiaries, and none of such warranties have been modified, altered, or changed from what is set forth in Section 4.2.18 of the Operating Personnel Disclosure Schedule. To the Knowledge of the Operating Personnel, each product manufactured, sold, leased, or delivered by Holding and each of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties. No product manufactured, sold, leased, or delivered by Holding or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease as set forth in Section 4.2.18 of the Operating Personnel Disclosure Schedule.

               4.2.19 Product Liability. To the Knowledge of the Operating Personnel, except as set forth in Section 4.2.19 of the Operating Personnel Disclosure Schedule, neither Holding nor any of its Subsidiaries has any Liability arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Holding or any of its Subsidiaries.

               4.2.20 Employees. To the Knowledge of the Operating Personnel, no executive, key employee, or group of employees has any plans to terminate employment with Holding or any of its Subsidiaries. Neither Holding nor any of its Subsidiaries has experienced any material strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Operating Personnel, neither Holding nor any of its Subsidiaries has committed any unfair labor practice. Section 4.2.20 of the Operating Personnel Disclosure Schedule sets forth each presently pending or threatened organizatonal effort by or on behalf of any labor union with respect to employees of Holding or any of its Subsidiaries of which Holding or any of its Subsidiaries or any of the Operating Personnel have any Knowledge.

               4.2.21 Employee Benefits. To the Knowledge of the Operating Personnel, since March 24, 1997, there has not been any material adverse change in any of Holding's or any of its Subsidiaries' Employee Benefit Plans, Employee Pension Benefit Plans or Employee Welfare Benefit Plans or the facts represented to Mity-Lite in Section 4.28 of the Contribution Agreement, except as otherwise provided in Section 4.2.21 of the Operating Personnel Disclosure Schedule.

               4.2.22 Guaranties. Except as set forth on Section 4.2.22 of the Operating Personnel Disclosure Schedule, neither Holding nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

               4.2.23    Environmental, Health, and Safety Matters.

                    4.2.23.1 To the Knowledge of the Operating Personnel, Holding and each of its Subsidiaries and each of their respective Affiliates have complied with and are in compliance in all material respects with all Environmental, Health, and Safety Requirements. Without limiting the foregoing, to the Knowledge of the Operating Personnel, neither Holding nor any of its Subsidiaries has any Liability (and there is no Basis related to the past or present operations, properties, or facilities of Holding or any of its Subsidiaries or any of their respective Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Holding or any of its Subsidiaries giving rise to any Liability) under any Environmental, Health, and Safety Requirements, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, the Solid Waste Disposal Act, or the Occupational Safety and Health Act (each as amended to date).

                    4.2.23.2 To the Knowledge of the Operating Personnel, neither Holding nor any of its Subsidiaries has any Liability (and neither Holding nor any of its Subsidiaries or Affiliates have handled, treated, stored, released, or disposed of any substance or arranged for the disposal of any substance regulated by any such Environmental, Health, and Safety Requirements, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any existing statute) against Holding or any of its Subsidiaries giving rise to any Liability) for response costs, corrective action costs, natural resources damage, damage to any site, location, or body of water (whether surface or subsurface), or for illness or personal injury.

                    4.2.23.3 To the Knowledge of the Operating Personnel, there has been no material adverse change in the environmental condition of any property owned or operated by the Company or in the facts represented to Mity-Lite regarding Environmental, Health and Safety Matters in the Contribution Agreement. A Phase I Report regarding the environmental condition of Sican II's real property dated December 12, 1994 has been included in Section 4.2.23 of the Operating Personnel Disclosure Schedule.

                    4.2.23.4 To the Knowledge of the Operating Personnel, no facts, events, or conditions relating to the past or present facilities, properties, or operations of Holding or any of its Subsidiaries or Affiliates will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

          5.2 Notices and Consents. The Operating Personnel and Holding will cause Holding to give any notices to third parties, and will cause Holding to use its best efforts to obtain any third party consents, that Mity-Lite may request in connection with the matters referred to in Section 4 above. The Operating Personnel and Holding will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4 above.

          5.3 Operation of Business. The Operating Personnel will not cause or permit Holding to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, none of the Majority Shareholders, the Operating Personnel, or Holding will cause or permit Holding to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

          5.4 Preservation of Business. The Majority Shareholders, the Operating Personnel, and Holding will use their best efforts, consistent with past practices, to cause Holding to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          5.5 Full Access. Each of the Majority Shareholders, the Operating Personnel, and Holding will permit, and will cause Holding to permit, representatives of Mity-Lite to have full access to all premises, properties, personnel, books, records (including, but not limited to, Tax records), contracts, and documents of or pertaining to Holding.

          5.6 Notice of Developments. Each of (a) Mity-Lite and (b) the Majority Shareholders and the Operating Personnel will give prompt written notice to the other of any development causing a breach of any of such person's or entity's representations and warranties made in Sections 3 or 4 above, as the case may be. No disclosure by any party hereto pursuant to this
Section 5.6, however, shall be deemed to amend or supplement either the Majority Shareholders' Disclosure Schedule or the Operating Personnel Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

          6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties, as appropriate, will take such further action (including, but not limited to, the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request, all at the sole cost and expense of the requesting party.

          6.2 Litigation Support. In the event and for so long as any Party hereto is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Holding, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party.

          6.3 Transition. None of the Majority Shareholders, the Operating Personnel, or Holding will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee, or other business associate of Holding or its Subsidiaries from maintaining the same business relationships with Holding or its Subsidiaries after the Closing as it maintained with Holding or its Subsidiaries prior to the Closing.

          6.4 Confidentiality. Each of the Majority Shareholders, the Operating Personnel, and Holding will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Mity-Lite or destroy, at the request and option of Mity-Lite, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that any Majority Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Majority Shareholder will promptly notify Mity-Lite in writing of the request or requirement so that Mity-Lite may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Majority Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Majority Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Majority Shareholder shall use his, her, or its best efforts to obtain, at the request of Mity-Lite, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Mity-Lite shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

          6.5 Covenant Not to Compete. Except for ownership of Mity-Lite Common Stock, for a period of two (2) years from and after the Closing Date, none of Mary M. Kebrdle, Martha Federico or the Operating Personnel will engage (as an owner, partner, member, affiliate, or otherwise) directly or indirectly in any businesses that Holding conducts as of the Closing Date in any geographic area in which Holding conducts that business; provided, however, that an ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to engage in any of its businesses solely by reason thereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section
6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision hereof with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     7.   CONDITIONS TO OBLIGATION TO CLOSE.

          7.1 Conditions to Obligation of Mity-Lite. The obligation of Mity-Lite to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by Mity-Lite if so done in writing:

               7.1.1 The representations and warranties of the Majority Shareholders, the Operating Personnel, and Holding contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made and shall be true and correct in all material respects at and as of the Closing Date;

               7.1.2 The Majority Shareholders, the Operating Personnel, and Holding shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

               7.1.3 The Majority Shareholders, the Operating Personnel, and Holding shall have procured all of the third party consents specified in
Section 5.2 above;

               7.1.4 No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent the consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of Mity- Lite to own the Class A Common Stock, or (d) adversely affect the right of Holding to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               7.1.5 Each of the Majority Shareholders, the Operating Personnel, and Holding shall have delivered to Mity-Lite a certificate to the effect that each of the conditions specified in Sections 7.1.1 through 7.1.4 above are satisfied in all respects;


               7.1.6 The Parties and the Operating Personnel shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3 and 4 above;

               7.1.7 Mity-Lite shall have received the resignations, effective as of the Closing, of each director and officer of Holding identified by Mity-Lite in writing at the Closing;

               7.1.8 All actions to be taken by Holding in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory and in form and substance acceptable to Mity-Lite;

               7.1.9 In the course of its due diligence investigation of Holding and its Subsidiaries following the date of this Agreement and prior to the Closing, Mity-Lite shall not have become aware of facts or matters which
(i) are adverse to Holding or its Subsidiaries, (ii) do not constitute breaches of any of Holding's, the Majority Shareholders' or the Operating Personnels' representations and warranties as set forth in this Agreement, and
(iii) have an aggregate value or cost to Holding or its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000);

               7.1.10 The Majority Shareholders shall have delivered to Mity-Lite the certificates evidencing the Class A Common Stock, free and clear of all Security Interests or restrictions other than restrictions under state and federal securities or "blue sky" laws, endorsed in blank or accompanied by duly executed stock powers;

               7.1.11 The DO Group Parties (as that term is defined in the Escrow Agreement dated March 24, 1997, the "Escrow Agreement") shall have taken all actions necessary to cause the Escrow Agent (as such term is defined in the Escrow Agreement) to disburse the Escrow Shares (as such term is defined in the Escrow Agreement) to Mity-Lite; and

               7.1.12 The Majority Shareholders, the Operating Personnel and Holding and its Subsidiaries, as appropriate shall have entered into the Termination Agreement substantially in the form attached hereto as Exhibit "D" terminating the Parties' rights and obligations under the Contribution Agreement and further terminating the Shareholders Agreement, the Registration Rights Agreement, the Escrow Agreement, and other agreements referenced in or attached to the Contribution Agreement and waiving and releasing each of the Parties from any and all claims any of the Parties may have against the other Parties under each such agreement.

          7.2 Conditions to Obligation of the Majority Shareholders, the Operating Personnel, and Holding. The obligation of the Majority
Shareholders, the Operating Personnel, and Holding to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by the Majority Shareholders, the Operating Personnel, and Holding, as applicable:

               7.2.1 The representations and warranties of Mity-Lite contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made and shall be true and correct in all material respects at and as of the Closing Date;

               7.2.2 Mity-Lite shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

               7.2.3 No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) adversely affect the right of the Majority Shareholders to own the Mity- Lite Common Stock (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or
(d) adversely affect the right of Mity-Lite to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or change shall be in effect).

               7.2.4 Mity-Lite shall have delivered to the Majority Shareholders and Holding a certificate to the effect that each of the conditions specified above in Sections 7.2.1 through 7.2.3 above is satisfied in all respects;

               7.2.5 The Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3 and 4 above;

               7.2.6 Mity-Lite shall have entered into the Termination Agreement substantially in the form attached hereto as Exhibit "D" terminating the Parties' rights and obligations under the Contribution Agreement and further terminating the Shareholders Agreement, the Registration Rights Agreement, the Escrow Agreement and other agreements referenced in or attached to the Contribution Agreement and waiving and releasing each of the Parties from any and all claims any of the Parties may have against other Parties under each such agreement;

               7.2.7 Mity-Lite (with the cooperation of the Operating Personnel) shall have caused any personal guarantees provided by the Operating Personnel in favor of LaSalle National Bank, Holding or any of the Subsidiaries or securing the Put Agreement, or the loan described in the Term Loan Amendment Agreement, to be released;

               7.2.8 Mity-Lite shall have delivered to the Majority Shareholders an executed copy of the New Registration Agreement substantially in the form of Exhibit "E" attached hereto; and

               7.2.9 Mity-Lite shall have delivered to the Majority Shareholders stock certificates representing the Mity-Lite Common Stock and any cash to be paid to any of the Majority Shareholders as provided in Exhibit "A" attached hereto; and

               7.2.10 Mity-Lite (as that term is defined in the Escrow Agreement dated March 24, 1997, the "Escrow Agreement") shall have taken all actions necessary to cause the Escrow Agent (as such term is defined in the Escrow Agreement) to disburse the Escrow Shares (as such term is defined in the Escrow Agreement) to the DO Group Parties.

     8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          8.1 Survival of Representations and Warranties. The representations and warranties of Mity-Lite contained in Section 3 above and the representations and warranties of the Majority Shareholders, Holding, and the Operating Personnel contained in Section 4 above shall survive the Closing for one (1) year. All covenants of the Parties in this Agreement shall survive indefinitely after the Closing Date except as otherwise set forth herein. Notwithstanding any other provision of this Agreement to the contrary, from and after the Closing Date, the Majority Shareholders and the Operating Personnel hereby waive any and all claims and causes of action against Holding or its Subsidiaries arising before or after the date of this Agreement but prior to the Closing (including, but not limited to, claims for breach of this Agreement) other than claims as a holder of the Class A Common Stock or claims for workmen's compensation, if any, and other similar claims covered by insurance.

          8.2 Indemnification Provisions for Benefit of Majority Shareholders and Operating Personnel. In the event Mity-Lite breaches any of its representations and warranties contained in Section 3 above or any of its covenants set forth in Sections 5 and 6 above, provided that the Majority Shareholders or the Operating Personnel make a written claim for indemnification against Mity-Lite within the applicable survival period set forth in Section 8.1 above, Mity-Lite agrees to indemnify each of the Majority Shareholders from and against the entirety of any Adverse Consequences they may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any Majority Shareholder may suffer after the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach; provided, however, that Mity-Lite shall not have any obligation to indemnify the Majority Shareholders or the Operating Personnel from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) such breaches of which the Majority Shareholders and the Operating Personnel had knowledge at or prior to the Closing (the "Known Mity-Lite Breaches"), and (ii) such breaches until the Majority Shareholders and the Operating Personnel have suffered Adverse Consequences by reason of all such breaches (other than the Known Mity-Lite Breaches) in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, after which point Mity-Lite will be obligated to indemnify the Majority Shareholders and the Operating Personnel, as the case may be, for all Adverse Consequences incurred by the Majority Shareholders or the Operating Personnel, as the case may be in excess of an aggregate of One Hundred Fifty Thousand Dollars ($150,000) of Adverse Consequences up to, but not in excess of, the Ceiling Amount (as defined below). For purposes of this Section 8.2 and Section 8.3 below, the "Ceiling Amount" shall be equal to the sum of (i) the product of the average closing price of Mity-Lite's common stock as traded on the Nasdaq Stock Market for the 20 trading days prior to February 16, 2000 (the "Closing Price") and the number of shares of Mity-Lite Common Stock, and (ii) the remainder of the Closing Price multiplied by the shares of Mity-Lite common stock issuable upon exercise of the options to purchase Mity-Lite common stock granted to the Operating Personnel in 1997 (the "Stock Options") minus the aggregate exercise price of the Stock Options.

          8.3 Indemnification Provisions for Benefit of Mity-Lite. In the event (a) any of the Majority Shareholders breaches any of their representations or warranties contained in Section 4.1 above or any of their covenants contained in Sections 5 and 6 above, or (b) any of the Operating Personnel breaches any of their representations or warranties contained in
Section 4.2 above or any of their covenants contained in Sections 5 and 6 above, provided that Mity-Lite makes a written claim for indemnification against the Majority Shareholders or the Operating Personnel, as the case may be, within the applicable survival period set forth in Section 8.1 above, the Majority Shareholders and the Operating Personnel, as appropriate, agree to indemnify Mity-Lite from and against the entirety of any Adverse Consequences it may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Mity-Lite may suffer after the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach; provided, however, that the Majority Shareholders and the Operating Personnel shall not have any obligation to indemnify Mity-Lite from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) such breaches of which Mity-Lite had knowledge at or prior to the Closing (the "Known Majority Shareholder/Operating Personnel Breaches") and (ii) such breaches until Mity-Lite has suffered Adverse Consequences by reason of all such breaches (other than the Majority Shareholder/Operating Personnel Breaches) in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, after which point the Majority Shareholders and the Operating Personnel will be obligated to indemnify Mity-Lite for all Adverse Consequences incurred by Mity-Lite in excess of One Hundred Fifty Thousand ($150,000) of Adverse Consequences up to (but not exceeding) the Ceiling Amount.

     9.   TERMINATION.

          9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

               9.1.1 Mity-Lite and the Majority Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

               9.1.2 Mity-Lite may terminate this Agreement by giving written notice to the Majority Shareholders at any time prior to the Closing (a) in the event either Holding or any of the Majority Shareholders or Operating Personnel have breached any representation, warranty, or covenant contained in this Agreement in any material respect, or (b) if the Closing shall not have occurred on or before April 1, 2000 because of the failure of any condition precedent under Section 7.1 above (unless the failure results primarily from Mity-Lite breaching any representation, warranty, or covenant contained in this Agreement); and

               9.1.3 The Majority Shareholders may terminate this Agreement by giving written notice to Mity-Lite at any time prior to the Closing (a) in the event Mity-Lite has breached any representation, warranty, or covenant contained in this Agreement in any material respect, or (b) if the Closing shall not have occurred on or before April 1, 2000 because of the failure of any condition precedent under Section 7.2 above (unless the failure results primarily from any of the Majority Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

          9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party except as provided in the Put Agreement.

     10.  MISCELLANEOUS.

          10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Mity-Lite and the Majority Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making such disclosure).

          10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          10.3 Entire Agreement. This Agreement constitutes the entire agreement between and among the Parties and supersedes any prior understandings, agreements, or representations by, between, or among the Parties written or oral, to the extent they related in any way to the subject matter hereof.

          10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Mity-Lite and the Majority Shareholders; provided, however, that Mity-Lite may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Mity-Lite nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

          10.5 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) days after being sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to Holding:

               DO Group Holding, Inc.
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Attention:  Domenic Federico
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               With a copy to:

               Hopkins & Sutter
               Three First National Plaza
               Chicago, Illinois  60602-4205
               Attention:  Emily K. Neuberger, Esq.
               Telephone:  (312) 558-6592
               Facsimile:  (312) 558-7776

               If to the Majority Shareholders:

               David Kebrdle
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               Dennis and Mary M. Kebrdle
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               Domenic and Martha S. Federico
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               Estate of Charles E. Dekko
               1208 Lakeside Drive
               Kendallville, Indiana 46755
               Attention:  Lynn E. Slone
               Telephone:  (219) 347-1278
               Facsimile:  (219) 347-7103

               If to Mity-Lite:

               Mity-Lite, Inc.
               1301 West 400 North
               Orem, Utah 84057
               Attention:  Bradley T Nielson
               Telephone:  (800) 327-1692 or (801) 224-0589
               Facsimile:  (801) 224-6191

               With a copy to:

               Dorsey & Whitney, LLP
               Wells Fargo Plaza
               170 South Main Street, Suite 950
               Salt Lake City, Utah 84101
               Attention:  Nolan S. Taylor, Esq.
               Telephone:  (801) 350-3581
               Facsimile:   (801) 350-3585

               If to the Operating Personnel:

               David Kebrdle
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               Dennis Kebrdle
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

               Domenic Federico
               2400 Sterling Avenue
               Elkhart, Indiana 46516
               Telephone:  (219) 293-0621
               Facsimile:  (219) 294-6176

Any party hereto may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including, but not limited to, personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or of any other state or jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

          10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

          10.11 Expenses. Each of the parties hereto will bear his, her, or its own costs and expenses (including, but not limited to, legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          10.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

          10.13 Incorporation of Recitals, Exhibits, and Disclosure Schedules. The above Recitals, all attached Exhibits, the Majority Shareholders' Disclosure Schedule, and the Operating Personnel Disclosure Schedule are deemed to be incorporated herein by reference and made a part hereof.

          10.14 Specific Performance. Each of the parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

          10.15 Submission to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake City, Salt Lake County, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

          10.16 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.


           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                              HOLDING:

                              DO GROUP HOLDING, INC., a Utah corporation


                              By:  /s/ Domenic Federico
                              Its: Vice Chairman

                              MAJORITY SHAREHOLDERS:


                              /s/ David Kebrdle
                              David Kebrdle


                              /s/ Mary M. Kebrdle
                              Mary M. Kebrdle


                              /s/ Martha S. Federico
                              Martha S. Federico

                              ESTATE OF CHESTER E. DEKKO


                              By:  /s/ Lynn  E. Slone
                              Its: Authorized Representative

                              MITY-LITE

                              MITY-LITE, INC., a Utah corporation


                              By:  /s/ Gregory  L.Wilson
                                   Gregory L. Wilson
                              Its: President

                              OPERATING PERSONNEL:


                              /s/ David Kebrdle
                              David Kebrdle


                              /s/ Dennis S. Kebrdle
                              Dennis Kebrdle


                              /s/ Domenic Federico
                              Domenic Federico